Exhibit 99.1

3555 Veterans Memorial Highway, Suite C

Ronkonkoma, NY 11779

(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2016 Fourth Quarter and Year End Financial Results

RONKONKOMA, NY – April 21, 2016 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2016 fourth quarter and full year ended January 31, 2016.

For financial reporting presentation purposes, the operating results in Brazil are excluded from many of the statements in this announcement because the Company’s transfer of the stock of its Brazilian subsidiary has resulted in discontinued operations accounting. Commencing with its first fiscal quarter 2016 ended April 30, 2015, historical and future financial results from the Brazilian operations are reflected as discontinued operations in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Discontinued operations accounting entails the reclassification of all of the financial results of the Brazil operations within the consolidated financial results of the Company, and a restatement of prior periods to reflect the same treatment. The global operations of Lakeland Industries, Inc. excluding Brazil are shown in financial reports as continuing operations. All statements and information in this announcement have been presented or are restated to exclude Brazil, except where noted. On July 31, 2015, the Company completed a conditional closing of the transfer of all of the stock of its then wholly-owned Brazilian subsidiary (“Lakeland Brazil”), to Zap Comércio de Brindes Corporativos Ltda (the “Transferee”), a company owned by a then existing Lakeland Brazil manager. This transfer is pursuant to a Shares Transfer Agreement entered into on June 19, 2015. The transactions contemplated by the Shares Transfer Agreement, which were deemed to have been consummated as of July 31, 2015, were completed in October 2015. Pursuant to the Shares Transfer Agreement, the Transferee has acquired all of the shares of Lakeland Brazil owned by the Company.

Fiscal 2016 Financial Results Highlights

“from Continuing Operations, unless otherwise noted”

•	Revenue Growth
o	Consolidated sales increased for third consecutive year, despite currency headwinds in fiscal 2016 versus fiscal 2015 which significantly reduced revenues which are reported on a consolidated GAAP basis in US dollars
o	Sales of $99.6 million (“M”) this year increased 7% from $93.4M in the prior year driven by organic growth in the first three quarters of fiscal 2016 and emergency demand earlier in the year
o	Fourth quarter sales declined by 19% from same period last year amid the absence of emergency Ebola-related orders, global economic headwinds and the devaluation of foreign currencies against the US dollar
•	Margin Improvement and Expense Management
o	Gross margin for the year was 36.5% compared to 33.9% last year
o	Fourth quarter 2016 gross margin was 29.4%, reflecting lower sales volume and the absence of higher margin emergency orders
o	Operating expenses decreased by $0.2M and decreased as a percent of sales to 25% from 26% last year
o	Fourth quarter operating expenses decreased $0.2M from the prior year period as the Company controlled costs while investing in the implementation of growth strategies, including sales and marketing expansion initiatives, new product development, and enterprise planning systems

•	Significant Increases in Operating Income, Adjusted EBITDA* and Free Cash Flow
o	Operating income increased to $11.8M from operating income of $7.0M last year
o	Operating income as a percentage of sales increased to 11.9% this year vs. 7.5% last year
o	Free cash flow (defined as adjusted EBITDA less cash paid for taxes and less capital expenditures) increased from $7.4M last year to $10.8M this year
o	Fourth quarter free cash flow declined to ($0.4)M from $2.3M last year
•	Net Income
o	Fiscal 2016 net income of $7.8M declined from $11.1M last year
o	Year over year decline in net income primarily reflects the income tax benefit in fiscal 2015 associated with the Brazil worthless stock deduction of approximately $34M translating into an approximate $9.5M tax credit recorded as part of the Company’s exit from Brazil
o	Fourth quarter net loss of ($0.1)M as compared to net income of $11.9M in the same period of the prior year as a result of the $9.5M tax credit associated with the $34M net operating loss in Brazil in the prior year period and low sales volume in FY16
•	Balance Sheet Strength
o	Total liabilities/debt declined for third consecutive year
o	Cash and equivalents increased by $0.3M from the end of fiscal 2015 to $7.0M at end of fiscal 2016
o	Uses of cash during fiscal 2016 include payments of arbitration settlement of $3.8M and VAT tax liability of $2.3M as part of the Company’s exit from Brazil
o	Current ratio improved by 22% from the beginning of the fiscal year
o	Book value per share at January 31, 2016 was $9.31, an increase of 3.8% from January 31, 2015
o	Stockholders’ equity increased by 6.7% from the beginning of the fiscal year

*Includes non-GAAP measures – see table included herein for reconciliation to GAAP measures

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “We are pleased to have delivered our third consecutive year of revenue growth, which is notable in light of a very challenging end to fiscal 2016. Although we were profitable in fiscal year 2015 and the first three quarters of fiscal 2016, we suffered a loss of ($0.1) million for continuing operations in the fourth quarter of the latter year due to the global sharp economic slowdown in the energy sector affecting our sales in the USA, Mexico, Russia and Kazakhstan, the strengthening of the US dollar against the foreign currencies for the countries in which we operate, and the apparent working down of inventories throughout the supply chain and end customers. This scenario as well as the absence of Ebola and bird flu-related demand in the fiscal 2016 fourth quarter made our year-over-year comparable for the period quite uneven. Lastly, the US manufacturing sector has declined for the last six months due to what we believe is a response to the high US dollar.

“Considerable progress has been made at several of our country operations despite the challenging economic and currency conditions. Domestic sales increased to $56.5 million from $50.1 million, driven by organic growth in the first three quarters of fiscal 2016 and emergency demand earlier in the year. In the UK, sales rebounded in the fourth quarter from a lower level in the third quarter as end user inventories from earlier in the year were wound down. In China, however, the declining economic growth has led to reduced revenues overall with pockets of strength for specialized FR product and cold weather suits, a relatively new line.

“The Company’s performance improvements have been driven in large part by the increased sales of Lakeland branded products and, more noticeably in early fiscal 2016, of Ebola and bird flu-related sales of chemical and disposables products which we view as non-recurring in nature. Current economic challenges notwithstanding, we are gaining traction globally for our branded products, particularly for our expanding disposable, chemical and flame retardant garment lines. Regardless of the overall market’s growth and any continued economic uncertainties, we see a substantial opportunity in converting customers to Lakeland products.

“Over the past few years, we delivered impressively on the execution of turnaround strategy to regain domestic market share as distributors and end users were transitioned to our own branded products which were manufactured using independently sourced materials. These results are expected to continue domestically, particularly given the industry capacity constraints in the market. This experience and sharpened acumen will aid us as we deploy a similar approach internationally. We have aggressively been applying those lessons learned and successes to the broader international market in order to fully leverage our market diversification, minimize the effects of lagging markets and invest in additional marketing, operational, and technical resources to markets that present the greatest growth potential. The harmonization of systems and services globally are expected to improve Lakeland's agility so that we can fully realize the benefit of our market and product diversity.  We have made key additions to our international management team and are beginning to benefit from their impact. Key examples include the creation of a new head of country operations for Australia and New Zealand, two markets where we have had a limited presence to date, who is off to a great start, and the sales rebound in the UK, one of our more established regions, that followed the implementation of organizational improvements modeled after our domestic turnaround.

“In all of our lines and geographic markets, our competitive presence is being felt by the industry. Lakeland has proven time and again that we can ramp production, produce high quality garments at multiple price points, and deliver products globally as needed. In turn, our reputation has positioned us a beneficiary for when emergency quantities of protective apparel are needed during times of crisis. While we can’t predict when these orders will materialize, we have seen a significant positive contribution to our sales and profits when a crisis occurs, which seems to happen about every two to three years.

“Along with our top line growth strategies, we have ardently been managing our expenses and investing in ways to drive future costs lower and otherwise maximize our profitability. As a result and inclusive of the fourth quarter in which we were negatively impacted by issues outside of our control, our consolidated operating income for continuing operations for the year was $11.8 million as compared to $7.0 million in the prior year. This reflects a one percentage point decrease in annual operating expenses even though we continue to make select investments in our global platform. In light of current economic conditions and steps taken to increase our productivity and further leverage our global workforce, in the first quarter of fiscal 2017 ending April 30, 2016 we reduced US payroll by over $1.0 million on an annualized basis.

“We view our business over the long term and have been investing to deliver improved performance across the board. In addition to additional spending on information technology and systems for improved business decision making for sales forecasting and inventory management, in the fourth quarter of fiscal 2016 we felt comfortable with our business outlook and strengthened balance sheet to remove future risks associated with our exit from Brazil. We spent approximately $6 million, in cash, to satisfy the payoff of the arbitration settlement and resolve a VAT tax liability. With the benefit of our full year results and solid cash flow generation, we ended the year with cash and equivalents increasing by 4% from the end of the prior year, and reduced our debt and total liabilities for the third consecutive year. It has been another productive year for Lakeland Industries and we look forward to the many opportunities that lie ahead.”

Lakeland Brazil Update for Developments During the Fourth Quarter of Fiscal 2016

Labor Cases

As previously disclosed, in November 2015 the Company’s former Brazilian subsidiary (“Lakeland Brazil”) settled a labor case (the “Lana dos Santos case”) for R$1 million or approximately US$272,000 which approximated the reserves on the books of the Company. Several other smaller cases also were settled for immaterial amounts.  The Company does not anticipate any significant further charges for Brazilian labor issues beyond what has been accrued.

VAT claims

The State of Bahia in Brazil declared an amnesty beginning November 1, 2015 and expiring December 18, 2015. As previously disclosed, the Company may be exposed to certain liabilities in connection with the prior operations of Lakeland Brazil, including, without limitation, from lawsuits pending in the labor courts of Brazil and VAT taxes. The Company entered into a loan agreement on December 11, 2015 with Lakeland Brazil for the amount of nearly R$8.6 million (approximately US$2.3 million), for the purpose of providing funds necessary for Lakeland Brazil settling the two largest outstanding VAT claims with the State of Bahia.  Settlement of the VAT claims under amnesty would benefit the Company in that it eliminates these large VAT claims, which the Company believes will render the continued viability of Lakeland Brazil immaterial to Lakeland Industries. It should also eliminate the possibility of the transfer of the shares of Lakeland Brazil being found fraudulent on the basis of evading VAT claims and would subsequently eliminate the possibility of future encumbrance of the Lakeland owned real estate by the State of Bahia in connection with any VAT claims. Lakeland Brazil completed the amnesty agreement with the State of Bahia on December 18, 2015. US$250,000 in continuing business incentives provided by the Company to Lakeland Brazil will be waived by Lakeland Brazil as partial payment of the loan agreement.

The loan agreement provides for the following repayment provisions:

•	R$3.4 million (approximately US$900,000) in VAT credits will become available to Lakeland Brazil from the State of Bahia to be used against future VAT payments. Lakeland Brazil has agreed to pay amounts equal to this credit to the Company in accordance with monthly sales volume.
•	Lakeland Brazil will transfer the rights to a judicial deposit on a tax claim to the Company. There is a judicial deposit of R$3.0 million (approximately US$800,000), however, Lakeland Brazil will continue to make monthly deposits to the judicial account until the case is ruled upon by the regional Supreme Court of Brazil or the deposit is fully funded. Attorney success fee will be deducted before any disbursements to the Company or Lakeland Brazil. While Lakeland Brazil’s legal representation pertaining to the tax claim anticipates a favorable outcome, this counsel believes a resolution may take years to reach.

•	Credits of R$1.0 million (approximately US$275,000) relating to the above case may be generated if and when the case is resolved. Lakeland Brazil has agreed to pay amounts equal to this credit to the Company in accordance with monthly sales volume.
•	A minimum quarterly payment by Lakeland Brazil to the Company of R$300,000 (approximately US$80,000) will be required commencing in October 2016.

The VAT loan agreement has been accounted for by the Company in its fiscal 2016 fourth quarter ended January 31, 2016. The Company has determined the amount of collectability to be doubtful and therefore reserved the full amount of the loan ($2.3M) as a loss on disposal of discontinued operations, as mentioned above.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern today to discuss the Company’s fiscal 2016 fourth quarter and full year financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 888-347-6609 (Domestic) or 412-902-4291 (International) or 855-669-9657 (Canada), Pass Code 10083279.

For a replay of this call through April 28, 2016, dial 877-344-7529 (Domestic) or 412-317-0088 (International) or 855-669-9658 (Canada), Pass Code 10083279.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Operating Results as Restated for Discontinued Operations ($000) Reconciliation to GAAP Results
	Quarter Ended January 31, 2016	Quarter Ended January 31, 2015
Net sales from continuing operations	$20,473	$25,306
Year over year growth	(19.1)%	-----
Gross profit from continuing operations	6,010	9,533
Gross profit %	29.4%	37.7%
Operating expenses from continuing operations	6,310	6,512
Operating expenses as a percentage of sales	30.8%	25.7%
Operating income from continuing operations	(300)	3,021
Operating income as a percentage of sales	(1.5)%	11.9%
Interest expense from continuing operations	208	172
Other expense from continuing operations	29	93
Pretax income (loss) from continuing operations	(537)	2,756
Income tax expense (benefit) from continuing operations	(459)	(9,169)
Net income from continuing operations	$(78)	$11,925
Loss from discontinued operations	(2,286)	(790)
Loss before taxes for discontinued operations	(2,286)	(790)
Income tax benefit from discontinued operations	(834)	(149)
Net loss from discontinued operations	(1,452)	(641)
Net income (loss)	$(1,529)	$11,284

Weighted average shares for EPS-Basic	7,241,802	7,048,357
Net (loss) income per share from continuing operations	$(0.01)	$1.69
Net loss per share from discontinued operations	$(0.20)	$(0.09)
Net income (loss) per share	$(0.21)	$1.60

Operating (loss) income from continuing operations	$(300)	$3,021
Depreciation and amortization	284	257
Other expense from continuing operations	29	93
EBITDA from continuing operations	13	3,371
Equity Compensation	165	130
Adjusted EBITDA	178	3,501
Cash paid for taxes (foreign)	449	665
Capital expenditures	125	541
Free cash flow	$(396)	$2,295

Operating Results as Restated for Discontinued Operations ($000) Reconciliation to GAAP Results
	Twelve Months Ended January 31, 2016	Twelve Months Ended January 31, 2015
Net sales from continuing operations	$99,646	$93,419
Year over year growth	6.7%	-----
Gross profit from continuing operations	36,333	31,698
Gross profit %	36.5%	33.9%
Operating expenses from continuing operations	24,521	24,737
Operating expenses as a percentage of sales	24.6%	26.5%
Operating income from continuing operations	11,812	6,961
Operating income as a percentage of sales	11.9%	7.5%
Interest expense from continuing operations	785	1,688
Other expense from continuing operations	(120)	(2,375)
Pretax income from continuing operations	10,907	2,898
Income tax expense (benefit) from continuing operations	3,117	(8,188)
Net income from continuing operations	7,790	11,086
Non-cash reclassification of Other Comprehensive Income to Statement of Operations with no impact on stockholder’s equity	(1,286)	-----
Loss from operations from discontinued operations	(3,538)	(2,836)
Loss from disposal of discontinued operations	(515)	-----
Loss before taxes for discontinued operations	(5,339)	(2,836)
Income tax expense (benefit) from discontinued operations	(1,403)	(149)
Net loss from discontinued operations	(3,936)	(2,687)
Net income	$3,854	$8,399

Weighted average shares for EPS-Basic	7,171,965	6,214,303
Net income per share from continuing operations	$1.09	$1.78
Net loss per share from discontinued operations	$(0.55)	$(0.43)
Net income per share	$0.54	$1.35

Operating income from continuing operations	$11,812	$6,961
Depreciation and amortization	987	1,109
Other expense from continuing operations	120	2,375
EBITDA from continuing operations	12,919	10,445
Equity Compensation	585	1,203
Inventory reserve in USA and China – discontinued product lines raw material/finished goods	-----	300
PA plant shutdown costs	-----	235
Severance and recruiter charges in the USA	-----	112
Early extinguishment of debt	-----	(2,295)
Adjusted EBITDA	13,504	10,000
Cash paid for taxes (foreign)	1,826	1,763
Capital expenditures	840	875
Free cash flow	$10,838	$7,362

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

For the Years Ended January 31, 2016 and 2015 (UNAUDITED)

ASSETS	January 31,	January 31,
	2016	2015*
Current assets	($000’s)	($000’s)
Cash and cash equivalents	$7,022	$6,709
Accounts receivable, net of allowance for doubtful accounts of $593 and $448 at January 31, 2016 and January 31, 2015, respectively	11,476	13,277
Inventories, net of reserves of $2,566 and $2,454 at January 31, 2016 and January 31, 2015, respectively	40,841	37,092
Deferred income taxes	1,555	1,144
Assets of discontinued operations in Brazil	-----	6,335
Prepaid VAT tax	1,143	1,717
Other current assets	1,635	2,361
Total current assets	63,672	68,635
Property and equipment, net	9,268	10,144
Assets held for sale	1,101	-----
Deferred income tax, noncurrent	12,783	13,101
Prepaid VAT and other taxes	377	173
Security deposits	93	113
Intangibles, prepaid bank fees and other assets, net	95	171
Goodwill	871	871
Total assets	$88,260	$93,208
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,254	$7,763
Accrued compensation and benefits	1,157	1,120
Other accrued expenses	1,575	1,462
Liabilities of discontinued operations in Brazil	238	6,574
Current maturity of long-term debt	50	50
Current maturity of accrued arbitration award	-----	1,000
Short-term borrowing	3,226	2,611
Borrowings under revolving credit facility	9,458	5,642
Total current liabilities	19,958	26,222
Accrued arbitration award, less current portion	-----	2,870
Long-term portion of Canada loan	691	800
VAT taxes payable long term	95	60
Total liabilities	20,744	29,952
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $.01 par; authorized 10,000,000 shares, Issued 7,610,603 and 7,414,037; outstanding 7,254,162 and 7,057,596 at January 31, 2016 and January 31, 2015, respectively	76	74
Treasury stock, at cost; 356,441 shares at January 31, 2016 and January 31, 2015	(3,352)	(3,352)
Additional paid-in capital	64,468	64,594
Retained earnings	8,508	4,654
Accumulated other comprehensive loss	(2,184)	(2,714)
Total stockholders' equity	67,516	63,256
Total liabilities and stockholders' equity	$88,260	$93,208

* Restated for discontinued operations

Numbers may not add due to rounding

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Years Ended
	January 31,
	2016	2015*

Net sales from continuing operations	$99,646		$93,419
Cost of goods sold from continuing operations	63,313		61,721
Gross profit from continuing operations	36,333		31,698
Operating expenses from continuing operations	24,521		24,737
Operating profit from continuing operations	11,812		6,961
Other income (loss), net from continuing operations	(120)		(2,375)
Interest expense from continuing operations	(785)		(1,688)
Income before taxes from continuing operations	10,907		2,898
Income tax expense (benefit) from continuing operations	3,117		(8,188)
Net income from continuing operations	$7,790		$11,086
Non-cash reclassification of Other Comprehensive Income to Statement of Operations (no impact on stockholder’s equity)	$(1,286)	$	-----
Loss from operations from discontinued operations	(3,538)		(2,836)
Loss from disposal of discontinued operations	(515)		-----
Loss before taxes for discontinued operations	(5,339)		(2,836)
Income tax benefit from discontinued operations	(1,403)		(149)
Net loss from discontinued operations	$(3,936)		$(2,687)
Net income	$3,854		$8,399
Net income per common share – Basic:
Income from continuing operations	$1.09		$1.78
Loss from discontinued operations	$(0.55)		$(0.43)
Net income	$0.54		$1.35
Net income per common share – Diluted:
Income from continuing operations	$1.07		$1.75
Loss from discontinued operations	$(0.54)		$(0.42)
Net income	$0.53		$1.33
Weighted average common shares outstanding:
Basic	7,171,965		6,214,303
Diluted	7,254,340		6,325,525

*Restated for discontinued operations

Numbers may not add due to rounding